Exhibit 4.3.3

Atlantic Canada Opportunities Agency	Agence de promotion économiquc du Canada atlantique

Nova Scotia	Bureau de la
Office	Nouvelle-Écosse
P.O. Box 2284	CP. 2284
Station “C”	Succ. “C”
Halifax, N.S.	Halifax (N.-É.)
B3J 3C8	B3J 3C8

MAR 27 2018	Project No.: 211326

Metamaterial Technologies Inc.

Suite 215

1 Research Drive

Dartmouth, Nova Scotia

B2Y 4M9

Attention: Dr. George Palikaras

Dear Dr. Palikaras:

RE: Offer of Assistance under the Business Development Program

Please find attached a contribution agreement for funding under the Business Development Program for your review and signature. This agreement is open for acceptance for sixty (60) calendar days from the date that appears on this letter.

We have also included a Pre-authorized Debit/Direct Deposit Authorization (PAD) form for your completion and signature. Please return one signed copy of the contribution agreement and the completed PAD form.

Once we receive the signed forms, we will provide you with information on how to submit claims under the project. We recommend using ACOA Direct, the Agency’s web-based client portal, where you can submit claims online, share documents, collaborate with members of the secure site and access your ACOA account 24 hours a day, 7 days a week. ACOA Direct is the most effective way for you to submit claims. Included with this letter is an ACOA Direct Client Registration form for your convenience. You can use it to enroll or to make changes if you are already enrolled.

If you have any questions, please contact Shane Fleming, the Program Officer assigned to your project, at (800) 565-1228 or (902) 426-8676. or via e-mail at shane.fleming@canada.ca

Yours truly,

Chuck Maillet
Vice-President (Nova Scotia)

Attachments

Page 2of 2

Business Development Program

Project Number: 211326

MAR 27 2018

This Contribution Agreement

BETWEEN:	ATLANTIC CANADA OPPORTUNITIES AGENCY,
having an office in Nova Scotia

(hereinafter referred to as “the Agency”)
AND:
Metamatcrial Technologies Inc., an organization duly
incorporated under the laws of Canada, having its office
located at:
Suite 215
1 Research Drive
Dartmouth, Nova Scotia
B2Y 4M9

(hereinafter referred to as “the Recipient”)

WHEREAS the Agency has established a program, the Business Development Program, to increase opportunities for economic development in Atlantic Canada,

(hereinafter referred to as “the Program”)

WHEREAS the Recipient submitted an application for assistance pursuant to the Program,

WHEREAS this Agreement sets out the terms and conditions under which the Agency agrees to provide a contribution to the Recipient,

IN CONSIDERATION of their respective obligations set out below, the parties hereto agree as follows:

1.0 Documents Forming Part of this Agreement

1.1 The following documents form an integral part of this Agreement:

These Articles of Agreement

Schedule 1 – General Conditions

Schedule 2 – Statement of Work

Schedule 3 – Claims and Costs Principles

Schedule 4 – Reporting Requirements

Schedule 5 – Project Fact Sheet for News Release

Schedule 6 – Repayment Schedule

1.2 In the event of conflict or inconsistency, the order of precedence among the documents forming part of this Agreement shall be:

These Articles of Agreement

Schedule 1 – General Conditions

Schedule 2 – Statement of Work

Other Schedules

ARTICLES OF AGREEMENT

2.0 The Project

2.1 The Recipient will carry out the Project as described in Schedule 2 – Statement of Work, will make claims in accordance with Schedule 3 – Claims and Costs Principles, will issue the reports required under Schedule 4 – Reporting Requirements, will make repayments in accordance with Schedule 6 – Repayment Schedule, and will fulfill its other obligations hereunder in a diligent and professional manner using qualified personnel.

2.2 The Recipient shall commence the Project on or before March 31, 2018 (hereinafter referred to as “the Project Commencement Date”).

2.3 The Recipient shall complete the Project on or before February 28, 2019 (hereinafter referred to as “the Project Completion Date”).

3.0 The Contribution

3.1 Subject to all other provisions of this Agreement, the Agency shall make a Contribution (“the Contribution”) to the Recipient, with respect to the Project, calculated as the lesser of:

(a)
the assistance rate percentage of the Eligible Costs as stated on Schedule 2 – Statement of Work; and
(b)
$3,000,000.00.

4.0 Fiscal Year

4.1 The Recipient agrees that its fiscal year ends on December 31, and there shall be no change to that fiscal year without the prior consent of the Agency.

5.0 Payments

5.1 The Agency will pay the Contribution to the Recipient in respect of Eligible Costs that are Costs Incurred, as defined in Schedule 1, on the basis of itemized claims submitted in accordance with Schedule 3 – Claims and Costs Principles.

5.2 The Agency will not contribute to any Costs Incurred by the Recipient prior to October 18, 2017. The Agency will not accept any Cost Incurred after the Project Completion Date, unless otherwise agreed to in writing, by the Agency.

5.3 Prior to the initial payment, the Recipient shall provide the Agency with the following information:

(a)
the completed and signed Pre-authorized Debit/Direct Deposit Authorization (PAD) form as provided by the Agency.

5.4 The Recipient shall, no later than sixty (60) calendar days following the Project Completion Date, submit to the Agency a final claim in accordance with Schedule 3 – Claims and Costs Principles. The Recipient must be able to demonstrate, at the request of the Agency, that all Costs Incurred that have been submitted for payment to the Agency have effectively been paid by the Recipient by monetary payment.

5.5 At the discretion of the Agency, an advance payment may be made to the Recipient. To request an advance payment, the Recipient must submit a completed and signed copy of the Request for an Advance Payment form provided by the Agency, and include a monthly cash flow forecast of requirements with respect to the Agency’s share of the Eligible Costs to be incurred during the advance period. Such documentation must demonstrate that the advance payment is essential to the successful completion of the Project.

The Recipient must demonstrate that the advance payment was applied to the payment of Costs Incurred, to the satisfaction of the Agency, within forty-five (45) calendar days of the end of the period for which the advance was made.

5.6 At the discretion of the Agency or at the request of the Recipient, the Agency may make payments jointly to the Recipient and a third party for Costs Incurred.

5.7 Notwithstanding the foregoing, ten percent (10%) of the Contribution may, at the sole discretion of the Agency, be reserved for the final payment, to be made based on the final claim by the Recipient.

ARTICLES OF AGREEMENT

6.0 Repayment

6.1 The Recipient shall repay the Contribution to the Agency in accordance with Schedule 6 – Repayment Schedule.

These amounts are calculated to repay the outstanding balance of the Contribution; however, the last installment may be adjusted to include all sums owing.

7.0 Special Condition(s)

7.1 Notwithstanding any other terms or conditions of this Agreement, if the Recipient does not submit a claim for payment or does not provide documentation with the claim that is satisfactory to the Agency within six (6) months from the date of execution of this Agreement by the Recipient (“the Lapsing Date”), the Agreement will terminate. The Agency may extend the Lapsing Date at its complete discretion and will advise the Recipient of its decision.

Notwithstanding any other terms or conditions of this Agreement, the Agency may cancel any outstanding balance of the Contribution that has not been fully claimed within six (6) months from the Project Completion Date (“the End Date”). The Agency may extend the End Date at its complete discretion and will advise the Recipient of its decision.

7.2 The Recipient shall retain 51 % ownership of all class of shares of its subsidiaries. Any sale of shares or Special Equipment of any subsidiary will constitute a material change to this Agreement. In the event that the Recipient is not able to meet its repayment obligation and its subsidiaries are generating revenues, the Recipient shall cause its subsidiaries to provide it financial assistance, where needed, in making payment of the amount due to the Agency.

7.3 Prior to first disbursement, the Recipient shall provide the Agency with confirmation of Lufthansa Technik Agreement. Project disbursements will be capped at what the Recipient has secured in shareholder and angel investments. For example, initially the Agency will disburse up to $1.1 million once the confirmation of shareholder investments has been secured. As the Recipient confirms that its additional share of the project financing has been secured, the Agency will disburse at a 1:1 ratio, until the total project costs have been reached.

7.4 The Recipient shall submit invoices and proof of payment with each claim.

8.0 Official Languages

8.1 The Recipient agrees that any public acknowledgment of the Agency’s support for the Project will be expressed in both official languages.

8.2 The Recipient agrees:

(a)
that basic project information, such as project description, will be developed and made available to the public in both official languages;
(b)
to invite members of the official-language minority community to participate in any public event relating to the Project, where appropriate; and
(c)
that main signage components related to the Project will be in both official languages.

9.0 Project Financing

9.1 The Recipient shall provide the Agency with confirmation of the Project financing commitments specified in Schedule 2 – Statement of Work. These commitment letters shall be satisfactory to the Agency at its sole discretion.

The following table sets out the details and the time frame for the confirmation of the Project financing:

Financing Source	Amount	Confirmation Date
Shareholders and Angel Investors	$1,100,000	Prior to initial disbursement

ARTICLES OF AGREEMENT

9.2 The Recipient hereby acknowledges that no federal, provincial or municipal government assistance, other than that described in Schedule 2 – Statement of Work, has been requested or received by the Recipient for the Project. The Recipient shall promptly inform the Agency of the receipt of such assistance as described in Schedule 1 – General Conditions, Other Government Assistance.

10.0 Commercialization

l0.1 Work in Atlantic Canada

Unless otherwise agreed to in writing by the Agency, the Recipient will ensure that the Resulting Product(s) are exploited through their production in Atlantic Canada until the end of the Control Period.

10.2 Licensing Agreement

In the event the Recipient enters into a licensing agreement, which the Agency shall approve, to fulfill the obligations set out in Project Financing above, the Recipient shall provide the Agency with a copy of the licensing agreement when it is executed, with evidence to satisfy the Agency that the transaction was completed al fair market value.

11.0 Equity

11.1 The Recipient shall attain Equity, in a form satisfactory to the Agency, in the total amount of $738,937.60 on or before the date of the initial disbursement by the Agency to the Recipient.

11.2 Unless authorized by the Agency in writing, this level of Equity shall be maintained until the end of the Control Period.

11.3 Equity is to be calculated as the aggregate of:

(a)
the Recipient’s share capital (incorporated company), the partner’s capital accounts (incorporated partnerships), the Recipient’s net worth (individual);
(b)
contributed surplus and other surplus accounts;
(c)
retained earnings (added) or accumulated deficit (subtracted);
(d)
subordinated shareholder(s)’ loan(s) or partner(s)’ loan(s). In order to be considered in this calculation, a duly signed Subordination Agreement must be on file; and
(e)
loans from other parties that are subordinated (reduced in priority of payment) to all other liabilities for a certain period, at the satisfaction of the Agency. In order to be considered in this calculation, a duly signed Subordination Agreement must be on file.

LESS:

(f)
advances to shareholders; and
(g)
any other asset account that, in the opinion of the Agency, unreasonably inflates the Recipient’s Equity.

11.4 The Recipient shall not make corporate distributions unless otherwise approved by the Agency. Corporate distributions are defined, for the purpose of this Agreement, as any payments to any shareholder, director, officer or associate company of the Recipient, including, without limitation, bonuses, dividends, salaries or repayment or granting of debt to any of the aforementioned parties, excluding salaries to officers or other employees in the ordinary course of business.

12.0 Environmental Requirements

12.1 The Parties agree that the Canadian Environmental Assessment Act, 2012, S.C. 2012, c. 19, s. 52 (CEAA, 2012) does not apply to the Project and that an environmental assessment (EA) or a determination under section 67 of CEAA, 2012 are not required for the Project.

ARTICLES OF AGREEMENT

12.2 If, as a result of changes to the Project or otherwise, the Agency is of the opinion that CEAA, 2012 applies to the Project, the Recipient agrees that construction of the Project, including site preparation, will not be undertaken or will be suspended and no funds or additional funds will become or will be payable by the Agency to the Recipient for the Project unless, and until:

(a)
in the case of an EA, a decision statement has been issued to the Recipient; or
(b)
in the case of a determination under section 67 of CEAA, 2012, the Agency determines that the Project is not likely to cause significant adverse environmental effects or is likely to cause significant adverse environmental effects that are justified in the circumstances.

12.3 For any EA or determination made under CEAA, 2012 as a result of changes to the Project or otherwise:

(a)
the Recipient will comply with, to the satisfaction of the Agency and at the Recipient’s own expense, all conditions included in the decision statement issued under CEAA, 2012 or other conditions that the Agency may require in coming to a determination under section 67 of CEAA, 2012.
(b)
the Recipient will allow the Agency and its agents, employees, servants or contractors to access and enter at any time during reasonable hours upon any real property under the ownership or control of the Recipient for the purpose of ensuring that any conditions and mitigation measures are implemented for the Project.

13.0 Communications

13.l The Recipient must consult with the Agency regarding communication activities relating to the Project in accordance with Schedule 1 – General Conditions, Communications.

14.0 Notice

14.1 Any notice or correspondence to the Agency, including the attached duplicate copy of this Agreement signed by the Recipient, shall be addressed to:

Atlantic Canada Opportunities Agency

P.O. Box 2284, Station Central

Halifax, Nova Scotia

B3J 3C8

Attention: Shane Fleming

or to such address as is designated by the Agency in writing.

ARTICLES OF AGREEMENT

14.2 Any notice or correspondence to the Recipient shall be addressed to:

Metamaterial Technologies Inc.

Suite 215

1 Research Drive

Dartmouth, Nova Scotia

B2Y 4M9

Attention: Dr. George Palikaras

15.0 Entire Agreement

15.1 This Agreement, if accepted, will constitute the entire Agreement between the Parties with respect to its subject matter. No amendments shall be made to the Agreement unless confirmed in writing.

16.0 Joint and Several Obligations

16.1 Where this Agreement has been executed by more than one Recipient, the liability of each Recipient is joint and several, and every reference in this Agreement to the “Recipient” or “it” or “its” in the context of referring to the Recipient shall be construed as meaning each person named as a Recipient, as well as all of them. Without limiting the generality of the foregoing, all covenants, representations and warranties of the Recipient in this Agreement shall be construed as having been made by each Recipient and by all of them considered as a single person.

ARTICLES OF AGREEMENT

IN WITNESS WHEREOF the parties hereto have executed this Agreement through duly authorized representatives.

ATLANTIC CANADA OPPORTUNITIES AGENCY

March 26/18
Chuck Maillet	Date
Vice-President (Nova Scotia)

Project No.: 211326

The Agreement is hereby signed and accepted by the Recipient this 29 day of March, 2018.

This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original, and such separate counterparts shall together constitute one and the same instrument. The executed Agreement may be communicated to the Agency by facsimile transmission, by ACOA Direct, or as otherwise agreed to by the Agency and such will be deemed to be an original for all purposes.

Metamaterial Technologies Inc.

Signature

Name:	George Palikaras
(please print)

Title/Position:	President & CEO
(please print)

Signature

Name:
(please print)

Title/Position:
(please print)

SCHEDULE 1

GENERAL CONDITIONS

1.0 Definitions

Average Bank Rate means the weighted arithmetic average of the Bank of Canada rates that are established weekly during the month preceding the month in respect of which interest is being calculated.

Background Intellectual Property means the intellectual property rights in all information of a scientific, technical or artistic nature, whether oral or recorded, that is required to carry out the Project or exploit the Foreground Intellectual Property.

Control Period means the period commencing on the Project Commencement Date and ending at the later of two years after the Project Completion Date or the end of any applicable repayment of the Contribution by the Recipient.

Costs Incurred means the Eligible Costs for goods and/or services that have been received by the Recipient and that the Recipient has paid for by monetary payment or has a legal obligation to pay for by monetary payment in the future. Any Eligible Costs received that have been paid or will be paid for by means other than monetary payment, including, without limitations, in-kind and non-cash transactions, do not qualify as Costs Incurred for which the Agency can pay the Contribution.

Due Date, in relation to an amount owing to the Agency, means: (i) the day on which a scheduled repayment is to be made; or (ii) where no repayment schedule has been arranged, the day that is normally thirty (30) calendar days after the date on which a demand for payment is issued.

Eligible Costs means those costs listed in Schedule 2 – Statement of Work, that comply with the principles of Schedule 3 – Claims and Costs Principles and that are necessary to carry out the Project.

Equity means the ownership interest or value in the assets of a business, net of all debts, claims and any asset account that, in the opinion of the Agency, unreasonably inflates the Recipient’s net worth (i.e. assets minus liabilities equals Equity). Negative Equity exists when the value of the total assets is less than the total liabilities. The Recipient’s Equity will be calculated as stated in Equity in the Articles of Agreement.

Foreground Intellectual Property means all information of a scientific, technical or artistic nature first conceived, developed or reduced to practise as part of the Project.

Interest Rate means the rate of interest equal to three percent (3%) higher than the Average Bank Rate.

Parties mean the Agency and the Recipient.

Project means the undertaking this Agreement is based on and that is further described in Schedule 2 – Statement of Work.

Project Assets means the assets that have been contributed to by the Agency. These are listed in Schedule 2 – Statement of Work.

Project Commencement Date means the date on which, in the opinion of the Agency, the first major commitment is made by the Recipient to implement the Project.

Project Completion Date means the date on which, in the opinion of the Agency, all Eligible Costs have been incurred and/or the work completed in accordance with Schedule 2 – Statement of Work.

Resulting Products means products that, at the sole determination of the Agency, are produced or result from the Project, incorporate results of the Project, or use a method, process, equipment or information resulting from the Project and, without restricting the generality of the foregoing, that include all inventions, works, foreground intellectual property, writings, designs, devices and adaptations together with all modifications or improvements.

SCHEDULE 1

GENERAL CONDITIONS

2.0 Representations, Warranties and Undertakings

2.1 Representations. Warranties and Undertakings by the Recipient

The Recipient hereby certifies that the representations, warranties and undertakings set out below are, and will be as of the date of execution of the Contribution Agreement, true and correct in all material respects and undertakes to advise the Agency of any changes that materially affect them.

2.2 Power and Authority of Recipient

Where the Recipient is not an individual, the Recipient represents and warrants that it is duly incorporated, validly existing, in good standing, and has the power and authority to carry on its business, to hold property and to enter into this Agreement. The Recipient undertakes to initiate all the necessary actions required to remain in good standing and to preserve its legal capacity.

2.3 Authorized Signatories

The Recipient represents and warrants that the signatories to the Agreement have been duly authorized to execute and deliver the Agreement.

2.4 Binding Obligations

The Recipient represents and warrants that the execution, delivery and performance of the Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

2.5 No Pending Suits or Actions

The Recipient warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings that could or would prevent compliance with this Agreement. The Recipient will advise the Agency forthwith of any such occurrence during the Term of the Agreement.

2.6 No Gifts or Inducements

The Recipient represents and warrants that it has not, nor has any person on its behalf, offered or promised to any official or employee of Her Majesty the Queen in Right of Canada any bribe, gift or other inducement for or with a view to obtaining the Agreement. And it has not, nor has any person on its behalf, employed any person to solicit the Agreement for a commission, contingency fee or any other consideration dependant upon the execution of the Agreement.

2.7 Compliance

The Recipient shall apply, in relation to the Project, in all material respects, the requirements of all applicable laws, regulations, orders and decrees of any regulatory bodies having jurisdiction over the Recipient or the Project.

2.8 Other Agreements

The Recipient represents and warrants that it has not entered, and undertakes not to enter, into any agreement, without the Agency’s written consent that would prevent the full implementation of this Agreement by the Recipient.

2.9 Intellectual Properties

The Recipient represents and warrants that:

(a)
it has taken appropriate steps to ensure that it either owns the Background Intellectual Property or holds sufficient rights in the same to permit the Project to be carried out and the Foreground Intellectual Property to be exploited;
(b)
the title to the Foreground Intellectual Property is to be vested and, unless otherwise agreed to in writing by the Agency, to remain exclusively with the Recipient;
(c)
it shall take appropriate steps to protect the Foreground Intellectual Property and shall, upon request, provide information to the Agency in that regard; and

SCHEDULE 1

GENERAL CONDITIONS

(d)
it has obtained written permission from every author who will contribute to any Foreground Intellectual Property that may be subject to copyright protection and that will form part of the Project. The Agency may request that the Recipient provide it with a copy of the written waiver(s) of moral rights.

3.0 Other Financing

3.1 The Recipient remains solely responsible for providing or obtaining the funding, in addition to the Contribution, required to carry out the Project and fulfill the Recipient’s other obligations under this Agreement.

4.0 Other Government Assistance

4.1 Until the end of the Control Period, the Recipient will promptly inform the Agency, in writing, of any assistance received or to be received from federal, provincial or municipal sources other than those identified in Schedule 2 – Statement of Work. The Agency shall have the right to adjust the Contribution to take into account the amount of any such assistance and may require repayment from the Recipient.

5.0 Values and Ethics

5.1 Members of the Senate and House of Commons

No member of the Senate or House of Commons shall be allowed to derive any financial advantage resulting from the Contribution that would not be permitted under the Parliament of Canada Act.

5.2 Members of a Provincial or Territorial Legislature

Members of a provincial or territorial legislature shall be governed by provincial or territorial conflict-of-interest guidelines in effect during the Term of this Agreement.

5.3 Conflict of Interest

The Recipient acknowledges that individuals who are subject to the provisions of the Conflict of Interest Act, 2006, c. 9, s. 2, the Conflict of Interest Code for Members of the House of Commons, the Conflict of Interest Code for Senators, the Values and Ethics Code for the Public Service, or any other values and ethics codes applicable within provincial or territorial governments or specific organizations cannot derive any direct benefit resulting from this Agreement unless the provision or receipt of such benefit is in compliance with such legislation and codes.

6.0 Dispute Resolution

6.1 If a dispute arises concerning the application or interpretation of the Agreement, the Agency and the Recipient shall attempt to resolve the matter through good faith negotiations, and may, if necessary and if the Agency and the Recipient consent in writing, resolve the matter through mediation or arbitration by a mutually acceptable mediator or arbitrator in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada) and all regulations made pursuant to that Act.

7.0 Lobbying

7.1 The Recipient shall ensure that any person lobbying, as defined in the federal Lobbying Act, on its behalf in relation to this Agreement and to the Project is registered pursuant to the Act.

8.0 Relationship with the Agency

8.1 The Agency and the Recipient declare that nothing in this Agreement shall be construed as creating employment, a partnership, joint venture or agency relationship between the Agency and the Recipient. The Recipient is not in any way authorized to make a promise, agreement or contract or to incur any liability on behalf of Her Majesty in Right of Canada, and shall be solely responsible for any and all payments and deductions required by all applicable laws. The Recipient shall indemnify and save harmless the Agency in respect of any claims arising from failure to comply with the foregoing.

SCHEDULE 1

GENERAL CONDITIONS

9.0 Termination

9.1 The Agreement will terminate at the end of the Control Period, when all amounts due from the Recipient to the Agency under this Agreement have been paid in full or until that obligation is otherwise discharged to the satisfaction of the Agency.

10.0 Force Majeure

10.1 Event of Force Majeure

The Recipient will not be in default by reason only of any failure in performance of the Project in accordance with Schedule 2 – Statement of Work if such failure arises through no fault or negligence of the Recipient and is caused by an event of force majeure.

10.2 Definition of Force Majeure

Force majeure means any cause that is unavoidable or beyond the reasonable control of the Recipient, including war, riot, insurrection, orders of government or any act of God or other similar circumstance beyond the Recipient’s control and that could not have been reasonably circumvented by the Recipient without incurring unreasonable cost.

11.0 Communications

11.1 The Recipient consents to public announcements of the Project, by or on behalf of the Agency. The Recipient shall also acknowledge the Agency’s Contribution in any public communications of the Project and shall obtain the approval of the Agency before preparing any announcements, brochures, advertisements, web content or other materials that will display the Agency logo or otherwise make reference to the Agency.

11.2 The Agency shall inform the Recipient of the date on which the announcement is to be made and the Recipient shall keep this Agreement confidential until such date. After official announcement of the Project by the Agency or sixty (60) calendar days after the Recipient’s acceptance of this Agreement, whichever is earlier, information appearing in Schedule 5 – Project Fact Sheet, herein, will be considered to be in the public domain.

11.3 The Recipient will advise the Agency at least thirty (30) calendar days in advance of any special event such as, but not limited to, an official opening, ribbon cutting or other like event that the Recipient organizes in connection with the Project. A ceremony shall be held on a date that is mutually acceptable to the Agency and the Recipient. The Recipient consents to having the Minister responsible for the Agency, or a designate, participate in any such ceremony.

11.4 The Recipient agrees to the distribution by the Agency of information about the Project as part of public communication initiatives including, but not limited to, feature stories, news releases, speeches, web content, Agency promotional materials and special publications.

11.5 The Agency may, at its sole discretion, withdraw the requirements of the Recipient’s acknowledgement of the Agency’s Contribution in all public communications of the Project.

12.0 Material Changes

12.1 No material changes shall be made to the estimated total scope, the nature or any element of the Project or to any element of the Recipient’s operation without the prior written consent of the Agency. A material change includes, but is not limited to, change in the ownership or control of the Recipient or the assets, management, financing, location of the Project or facilities, size of the facilities, timing, expected results, or other government contributions. When consent is requested from the Agency in regard to any material change the Recipient shall provide, in a timely manner, all documentation and information as may be required by the Agency, at its discretion.

13.0 Disposal of Assets

13.1 The Recipient shall retain possession and control of the Project Assets, the cost of which the Agency contributed to under the Agreement, and shall not, prior to the end of the Control Period, sell, dispose of, cease to use or transfer to commercial use Project Assets without the written consent of the Agency.

SCHEDULE 1

GENERAL CONDITIONS

13.2 Any funds recovered by the Recipient pursuant to the sale or disposal of Project Assets shall be paid to the Agency, except where the Project Assets disposed of are immediately replaced by comparable assets of equal or greater value that are used for the Project.

13.3 If so directed by the Agency, the Recipient shall pay the Agency forthwith the greater of the percentage of assistance rate, as specified in Schedule 2 – Statement of Work, of the:

(a)
proceeds of disposition of the Project Asset(s); or
(b)
fair market value of the Project Asset(s).

13.4 The total amount payable by the Recipient pursuant to, the Disposal of Assets, shall not exceed the amount of the Contribution.

14.0 Insurance Coverage

14.1 The Recipient is responsible for deciding the appropriate insurance coverage required to fulfill its obligations herein and to ensure compliance with any applicable laws. Any insurance acquired or maintained by the Recipient is at its own expense and for its own benefit and protection. It does not release the Recipient from or reduce its liability under this Agreement.

15.0 Monitoring, Rights to Audit and Physical Access

15.1 During the term of the Agreement, the Recipient will provide, to the Agency, the books, accounts and records of the Project and all information necessary to ensure compliance with this Agreement and for audit examination.

15.2 The Recipient will provide representatives of the Agency reasonable access to its premises to inspect and assess the progress of the Project, or any element thereof, and will supply, promptly on request, such data as the Agency may reasonably require for statistical or Project evaluation purposes.

15.3 The Recipient will, at its own expense, preserve and make available for audit and examination by the Agency or its representatives, for a period of thirty-six (36) months after the end of the Control Period, the books, accounts and records of the Project and all information necessary to ensure compliance with the terms and conditions of this Agreement, including payment of amounts to the Agency, and to assess the success of the Project and the Program. The Agency will have the right to conduct such additional audits and evaluations at its own expense as may be considered necessary, using the staff of the Agency, an independent firm or the Recipient’s external auditors.

15.4 The Recipient shall also make records and information available to the Auditor General of Canada when requested by the Auditor General for the purpose of an inquiry under subsection 7.1(1) of the Auditor General Act.

15.5 The Recipient will assist the Agency with the monitoring of the Agreement and will facilitate access by the Agency to information from third parties and to the premises of third parties relating to the Agreement.

16.0 Overpayment

16.1 Where, for any reason:

(a)
the Recipient is not entitled to the Contribution; or
(b)
the Agency determines that the amount of the Contribution disbursed exceeds the amount to which the Recipient is entitled,

the Recipient will repay to the Agency, promptly and no later than thirty (30) calendar days from the date of the notice from the Agency, the amount of the overpayment. Any such amount is a debt due to Her Majesty in Right of Canada and may be recovered as such.

SCHEDULE 1

GENERAL CONDITIONS

17.0 Right to Set-off

17.1 Without limiting the scope of set-off rights available to the Crown at Common Law, under the Financial Administration Act or otherwise, the Agency may:

(a)
set-off against any portion of the Contribution that is payable to the Recipient pursuant to the Agreement, any amount that the Recipient owes to Her Majesty under legislation or any other agreement of any kind; and
(b)
set-off against any amounts that are owed to the Agency by the Recipient, any amount that is payable by Her Majesty under legislation or any other agreements of any kind to the Recipient.

18.0 Interest and Administrative Charges

18.1 Payments

When any payment is received from the Recipient on account of a prepayment of a repayment instalment, an overpayment, a disposal of asset or an event of default, the Agency shall apply that payment first to reduce any accrued interest and/or administrative charges owing and then, if any part of the payment remains, to reduce the outstanding principal balance.

18.2 Overdue Accounts

The Recipient shall pay, where the account is overdue and in addition to any amount payable, interest on that amount at the Interest Rate, in accordance with the Interest and Administrative Charges Regulation. The interest, calculated daily and compounded monthly, shall accrue starting on the Due Date and ending on the day before the date on which the payment is received by the Agency.

18.3 Fee

An administrative fee shall be charged on every payment rejected by the Recipient’s financial institution for any reason, in accordance with the Interest and Administrative Charges Regulation, which may be amended from time to time. The current fee is set at fifteen dollars ($15).

19.0 Events of Default

19.1 The following constitute events of default:

(a)
the Recipient is, in the opinion of the Agency, bankrupt or insolvent, goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;
(b)
an order is made or resolution passed for the winding up of the Recipient, or the Recipient is dissolved;
(c)
the Recipient, during the term of the Agreement, has defaulted under the terms and conditions of any agreement or arrangement, with any financial institution or creditor with rights to the property or assets of the Recipient;
(d)
in the opinion of the Agency, the Recipient ceases to carry on business;
(e)
the Recipient submits false or misleading information to the Agency;
(f)
the Recipient is no longer eligible under the “eligibility criteria” of the Program;
(g)
the Recipient makes a false or misleading statement concerning assistance by the Agency in a prospectus or other document related to raising funds;
(h)
the Recipient has not met or satisfied a term or condition of this Agreement; or
(i)
the Recipient has not met or satisfied a term or condition under any other contribution agreement, or agreement of any kind, with the Agency.

SCHEDULE 1

GENERAL CONDITIONS

20.0 Remedies on Default

20.1 If an event of default has occurred or, in the opinion of the Agency is likely to occur, the Agency may exercise one or more of the following remedies:

(a)
suspend or terminate any obligation by the Agency to contribute to the Costs Incurred, including any obligation to pay any amount owing prior to the date of such suspension or termination;
(b)
require the Recipient to repay to the Agency all or part of the Contribution paid by the Agency to the Recipient, together with interest at the Interest Rate in accordance with the Interest and Administrative Charges Regulations. The interest, calculated daily and compounded monthly, shall accrue commencing upon the date of the event of default as specified in the demand for payment issued by the Agency and ending on the day before the date on which the payment is received by the Agency.

20.2 The Recipient acknowledges that, in view of the policy objectives served by the Agency’s agreement to make the Contribution, the fact that the Contribution comes from public monies and that the amount of damages sustained by the Crown in the event of default is difficult to ascertain, it is fair and reasonable that the Agency be entitled to exercise any or all of the remedies provided for in, Remedies on Default, of these General Conditions, and to do so in the manner provided for in this section if an event of default occurs.

20.3 The fact that the Agency refrains from exercising a remedy it is entitled to exercise under the Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Agency in any way from later exercising any other right or remedy under the Agreement or other applicable law.

21.0 Annual Appropriations

21.1 Parliamentary Allocation

Any payment by the Agency under this Agreement is subject to there being a sufficient appropriation for the fiscal year, beginning on April 1 and ending on the following March 31, in which the payment is to be made and is subject to cancellation or reduction in the event that departmental funding levels are changed by Parliament.

21.2 Lack of Appropriation

In the event the Agency is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the Parties agree to review the effects of such a shortfall in the Contribution on the implementation of the Agreement and to adjust, as appropriate, the expected results from the Project specified in Schedule 2 – Statement of Work.

22.0 Notice

22.1 Any notice required to be given with respect to this Agreement shall be in writing and shall be effectively given if delivered or if sent by ordinary or registered mail, ACOA Direct, courier or fax, addressed to the party for whom the notice is intended. Any notice shall be deemed to have been received on delivery. Any notice sent by ACOA Direct or fax shall be deemed to have been received one (I) working day after being sent. Any notice sent by mail shall be deemed to have been received eight (8) calendar days after being sent.

23.0 No Assignment of Agreement

23.1 The Recipient shall not assign the Agreement or any part thereof without the prior written consent of the Agency.

24.0 Indemnity

24.1 The Recipient shall indemnify and save harmless the Agency from and against all claims, losses, damages, costs and expenses that may be brought against or suffered by the Agency, and that the Agency may incur, sustain or pay arising out of or relating to any injury to or death of a person or loss to property or other loss or damage caused or alleged to be caused by the Recipient or its servants, agents, subcontractors or independent contractors in the course of carrying out the obligations of the present Agreement.

SCHEDULE 1

GENERAL CONDITIONS

25.0 Cancellation of Agreement

25.1 The Agency, by thirty (30) calendar days’ notice duly given to the Recipient in accordance with, Notice, of these General Conditions, may cancel this Agreement at any time if, in the Agency’s opinion, Schedule 2 – Statement of Work has not been executed in a satisfactory manner or if the progress and objectives outlined in the Agreement have not been met.

26.0 Access to Information Act and Privacy Act

26.1 All information obtained by the Agency from the Recipient pursuant to an application or during the course of this Agreement will be treated in accordance with the Access to Information Act and the Privacy Act.

27.0 Aboriginal Consultation

27.1 The Recipient acknowledges that the Agency’s obligation to pay the Contribution is conditional upon the Agency satisfying any obligation that it may have to consult with or to accommodate any Aboriginal groups that may be affected by the terms of this Agreement.

28.0 Applicable Law

28.l This Agreement shall be interpreted in accordance with the laws in force in the province in which the office of the Agency is located.

SCHEDULE 2

STATEMENT OF WORK

Project Description

This project will assist the Recipient to commercially launch the metaVISOR product and acquire and operationalize advanced manufacturing equipment to produce it in high volume.

Project Location

HALIFAX, NOVA SCOTIA

Project Financing

Project Costs		$	Financing	$
Special Equipment		$ 1,777,451	ACOA BDP Repayable Contribution	$ 3,000,000
Salaries/Wages		2,917,439	Shareholders’ Injection	1,100,000
Consultants		241,570	Shareholders’ Injection	1,900,000
Other (operating)		163,540	Total Project Financing:	$ 6,000,000
Material		900,000

Total Project Costs		$ 6,000,000

Eligible Costs	Assistance: Rate 50.000%	$

Special Equipment		$ 1,777,451
Salaries/Wages		2,917,439
Consultants		241,570
Other (operating)		163,540
Material		900,000

Total Eligible Costs		$ 6,000,000

Expected Results from the Project

The federal government requires that results from projects receiving federal funding be identified. The Agency will thus follow-up on the following expected results identified from your project.

Expected Project Results

This project will result in the acquisition of equipment and the development of a proprietary manufacturing process required for the Recipient to manufacture and deliver its first commercial product, metaVISOR.

Means of Verification

Expected project results will be verified through progress reports with each claim, site visits, discussions with the Recipient, company prepared statements, annual audited financial statements, and the annual Client Information Update form.

SCHEDULE 3

CLAIMS AND COSTS PRINCIPLES

1.0 Claims

1.1 The Agency will pay the Contribution to the Recipient, in respect of Costs Incurred, on the basis of claims that:

(a)
are submitted on claim forms provided by the Agency and include the details of all Costs Incurred being claimed;
(b)
are completed and certified by an authorized signing officer of the Recipient; and
(c)
if applicable include a declaration of any overdue amounts owed to Her Majesty the Queen in Right of Canada pursuant to any obligation other than this Agreement and provide details of any such amounts.

1.2 The total amount of the Contribution paid to the Recipient in respect to Costs Incurred but not yet paid to suppliers shall not exceed fifty percent (50%) of the total authorized Contribution.

1.3 Unless specified in the Articles of Agreement – Payments, supporting documents do not need to be included when submitting a claim. However, purchase orders, cancelled cheques, invoices, receipts and all other supporting documentation must be retained and readily available for examination by the Agency during or after any payment in accordance with Schedule 1 – General Conditions, Monitoring, Rights to Audit and Physical Access.

1.4 With the submission of the final claim, the Recipient shall submit a final payment certificate, on the form provided by the Agency for that purpose attesting that the Costs Incurred for the entire Project have been paid to the suppliers. The term “paid” herein and in the certification means paid by monetary payment. This certificate shall be certified by a person authorized to sign on behalf of the Recipient.

1.5 Payments to the Recipient will be withheld if there are any outstanding reports, as required in Schedule 4 – Reporting Requirements.

2.0 Project Costs Principles

2.1 Total Eligible Costs of the Project

The total Eligible Costs of the Project, as listed in Schedule 2 – Statement of Work, shall be the sum of the applicable direct costs that are or will reasonably and properly be incurred in the performance of the Project, less any applicable credits.

2.2 Incremental Costs

Eligible Costs, as identified in Schedule 2 – Statement of Work, include only incremental costs deemed essential for the implementation of the Project. Incremental costs are those that are new or additional or costs that would not have otherwise been incurred if not for the implementation of the Project.

2.3 Reasonable Costs

Eligible Costs, as identified in Schedule 2 – Statement of Work, include only those costs that are reasonable. A cost is reasonable if, in nature and amount, it does not exceed what would be incurred by an ordinary, prudent person in the conduct of competitive business. In determining the reasonableness of a particular cost, consideration shall be given to:

(a)
whether the cost is at fair market value;
(b)
the restraints and requirements of factors such as generally accepted sound business practices, arm’s-length bargaining, federal, provincial and local laws and regulations, and agreement terms;
(c)
the action that prudent business persons would take in the circumstances, considering their responsibilities to the owners of the business, their employees, customers, stakeholders, the Government and the public at large;
(d)
significant deviations from the established practices of the Recipient that may unjustifiably increase Eligible Costs; and
(e)
the specifications, delivery schedule and quality requirements of the particular Project as they affect costs.

SCHEDULE 3

CLAIMS AND COSTS PRINCIPLES

2.4 Travel Costs

Travel costs include transportation, accommodations and meals that are directly attributable to the Project and included in Schedule 2 – Statement of Work. The Agency will reimburse the Recipient’s travel costs incurred up to the maximum applicable to such travel costs according to the principles, guidelines and rates prescribed by the National Joint Council Directive (the Directive) (www.njc-cnm.gc.ca), as may be amended from time to time. Without limiting the generality of the foregoing, meal costs incurred by the Recipient during eligible travel will be reimbursed by way of meal allowances at the applicable per diem rates set forth in Appendix C or D of the Directive. No allowance will be allocated for any meals provided to the traveler at no cost or as part of other costs (i.e. accommodation, conference, etc.).

2.5 General Administrative Costs

General administrative costs include expenditures for office supplies, courier charges, utilities/telecommunications (e.g. telephone, fax, internet, electricity), and other office expenses identified as being directly attributable to the Project and included in Schedule 2 – Statement of Work. Incremental costs are only acceptable when they can be substantiated by the Recipient.

2.6 Salary and Wages Costs

Salary costs must be incremental and essential for the Project. Such wages or salaries must be for employees on the Recipient’s payroll and included in Schedule 2 – Statement of Work. The acceptable payroll rate shall be the regular pay rate for the period, excluding premiums paid for overtime or shift work.

Salary and wages costs must be claimed on the same basis as they are incurred and paid to employees (i.e. weekly, bi-weekly, monthly), as supported by payroll records.

In certain cases, a salaried employee may not work exclusively on the Project. In those instances, only the proportion of their salary based on the actual time spent on the Project, as supported by timesheets or other satisfactory form of time recording may be considered as an Eligible Cost of the Project. In order to determine the proportion of the employee salary for the time spent on the Project (a daily or hourly pay rate), the total amount of work days during a salary year can be reduced by the number of vacation days and statutory holidays to which the employee is entitled during that year, as applicable. No other deduction or mechanisms for increasing the proportion of the time spent on the Project will be allowed without the prior consent of the Agency.

When it has been expressly included in Schedule 2 – Statement of Work, salary costs for the performance of an authorized and incremental role of qualified management personnel may be claimed in accordance with this Schedule.

2.7 Payroll Burden

Payroll burden associated with eligible wages and salaries included in Schedule 2 – Statement of Work, which includes items such as group insurance, pension plans and the employer’s share of federal deductions, is also eligible for personnel directly associated with the Project. The Recipient can claim a rate of fifteen per cent (15%) of salaries and wages for the payroll burden.

2.8 Non-Eligible Costs

The Agency considers certain categories of costs as non-eligible. These may include, but are not necessarily restricted to, items such as:

(a)
the cost of land and goodwill;
(b)
cost allocation for the use of existing space owned by the Recipient;
(c)
fixed period costs (for example, recurring costs such as property taxes, rentals and a reasonable provision for depreciation);
(d)
entertainment expenses (does not include networking receptions) and first-class airfare;
(e)
insurance, except if the cost is directly related to construction and is capitalized (in accordance with Generally Accepted Accounting Principles or International Financial Reporting Standards) as part of the Project;
(f)
dues and other membership fees;
(g)
severance pay, cash-out of unused vacation, bonuses, overtime premium for salaried employees and commissions;

SCHEDULE 3

CLAIMS AND COSTS PRINCIPLES

(h)
interest costs, bond discounts, and other financing costs; and
(i)
any costs, such as amortization and in-kind, that would not necessitate an expenditure of cash by the Recipient.

2.9 Credits

Credits are defined as the applicable portion of any income, rebate, allowance or other credit relating to any incurred cost received by or accruing to the Recipient. This includes the input tax credit or the reimbursement of sales taxes paid by the Recipient for goods and services. These credits shall be taken into consideration in calculating Eligible Costs.

SCHEDULE 4

REPORTING REQUIREMENTS

1.0 General

1.1 Progress Report with Each Claim

The Recipient shall submit a progress report with each claim for payment, on the form provided by the Agency for that purpose, detailing the progress and results of the Project. Each progress report shall contain the following information in relation to the Project:

(a)
a description of the progress made in the fulfillment of Schedule 2 – Statement of Work during the reporting period;
(b)
an assessment of any significant delay in completing the Project or in attaining any expected result identified in Schedule 2 – Statement of Work, the reasons for such delay, and mitigation measures being taken; and
(c)
the Recipient’s revised projection of Project cash flows for the current fiscal year, if any significant change is expected.

1.2 Annual Financial Statements

(a)
The Recipient shall provide the Agency with a copy of its annual audited financial statements within one hundred and eighty (180) days after the end of each fiscal year.
(b)
The Recipient shall provide its annual financial statements or other above requested information until the end of the Control Period.

1.3 Internal Financial Statements

The Recipient shall provide a copy of its quarterly internally prepared financial statements, for monitoring purposes, within sixty (60) days following the respective quarter. The Agency also reserves the right to change the interval of monitoring and of receipt of internally prepared financial statements, when deemed necessary by the Agency, and the Recipient shall provide them, upon written requests.

1.4 Report on Project Results

After the final payment of the Contribution by the Agency and until the end of the Control Period, the Recipient shall submit, upon request by the Agency, a report detailing the actual results of the Project as compared to the expected results in Schedule 2 – Statement of Work, using the means of verification identified therein. All deviations should be explained. The report must be satisfactory to the Agency, at its sole discretion. The Agency may request independent third-party verification of this report or of the project results, and the Recipient shall provide such independent verification upon written request and at its own expense.

SCHEDULE 4

REPORTING REQUIREMENTS

2.0 Other Reports

2.1 Prior to any payment exceeding ninety percent (90%) of the total Contribution, the Recipient shall provide a statement of the total funding from all sources for the Project, including total Canadian government funding received.

2.2 The Recipient shall provide a progress report to the Agency with each submitted claim.

SCHEDULE 5

FACT SHEET FOR NEWS RELEASE

Program:	Project No:
The Agency’s Business Development	211326
Program
Name and Address of Recipient:	Recipient Contact:
Metamaterial Technologies Inc.	Name:	Dr. George Palikaras
Suite 215	Title:	Founder & CEO
1 Research Drive	Telephone:	(902) 482-5729
Dartmouth, Nova Scotia	Fax:
B2Y 4M9

Project Location:	Project Type:
HALIFAX, NOVA SCOTIA	Commercialization

Project Description:
This project will assist the Recipient to commercially launch the metaVISOR product and acquire and operationalize advanced manufacturing equipment to produce it in high volume.

Total Project Costs:	Eligible Costs:
$6,000,000.00	$6,000,000.00

Authorized Assistance:	Total Government Funding:
$3,000,000.00	$3,000,000.00

Estimated Project Commencement Date: March 31, 2018

Estimated Project Completion Date: March 31, 2019

Repayment Schedule	Schedule 6

Client:	Metamaterial Technologies Inc.	Start Date:	2020/01/01
Account Number:	211326	End Date:	2027/12/01
Number of Repayments:	96
Total Repayable:	$3,000,000 00

Payment#	Due Date	P/1/C	Amount Due	Amount Paid to Date	Amount Outstanding
$ 3,000,000.00
				$ 0.00	$ 3,000,000.00
1	2020/01/01	Principal	$ 31,250.00		$ 2,968,750.00
2	2020/02/01	Principal	$ 31,250.00		$ 2,937,500.00
3	2020/03/01	Principal	$ 31,250.00		$ 2,906,250.00
4	2020/04/01	Principal	$ 31,250.00		$ 2,875,000.00
s	2020/05/01	Principal	$ 31,250.00		$ 2,843,750.00
6	2020/06/01	Principal	$ 31,250.00		$ 2,812,500.00
7	2020/07/01	Principal	$ 31,250.00		$ 2,781,250.00
8	2020/08/01	Principal	$ 31,250.00		$ 2,750,000.00
9	2020/09/01	Principal	$ 31,250.00		$ 2,718,750.00
10	2020/10/01	Principal	$ 31,250.00		$ 2,687,500.00
11	2020/11/01	Principal	$ 31,250.00		$ 2,656,250.00
12	2020/12/01	Principal	$ 31,250.00		$ 2,625,000.00
13	2021/01/01	Principal	$ 31,250.00		$ 2,593,750.00
14	2021/02/01	Principal	$ 31,250.00		$ 2,562,500.00
15	2021/03/01	Principal	$ 31,250.00		$ 2,531,250.00
16	2021/04/01	Principal	$ 31,250.00		$ 2,500,000.00
17	2021/05/01	Principal	$ 31,250.00		$ 2,468,750.00
18	2021/06/01	Principal	$ 31,250.00		$ 2,437,500.00
19	2021/07/01	Principal	$ 31,250.00		$ 2,406,250.00
20	2021/08/01	Principal	$ 31,250.00		$ 2,375,000.00
21	2021/09/01	Principal	$ 31,250.00		$ 2,343,750.00
22	2021/10/01	Principal	$ 31,250.00		$ 2,312,500.00
23	2021/11/01	Principal	$ 31,250.00		$ 2,281,250.00
24	2021/12/01	Principal	$ 31,250.00		$ 2,250,000.00
25	2022/01/01	Principal	$ 31,250.00		$ 2,218,750.00
26	2022/02/01	Principal	$ 31,250.00		$ 2,187,500.00
27	2022/03/01	Principal	$ 31,250.00		$ 2,156,250.00
28	2022/04/01	Principal	$ 31,250.00		$ 2,125,000.00
29	2022/05/01	Principal	$ 31,250.00		$ 2,093,750.00
30	2022/06/01	Principal	$ 31,250.00		$ 2,062,500.00
31	2022/07/01	Principal	$ 31,250.00		$ 2,031,250.00
32	2022/08/01	Principal	$ 31,250.00		$ 2,000,000.00
33	2022/09/01	Principal	$ 31,250.00		$ 1,968,750,00
34	2022/10/01	Principal	$ 31,250.00		$ 1,937,500.00
35	2022/11/01	Principal	$ 31,250.00		$ 1,906,250.00
36	2022/12/01	Principal	$ 31,250.00		$ 1,875,000.00
37	2023/01/01	Principal	$ 31,250.00		$ 1,843,750.00
38	2023/02/01	Principal	$ 31,250.00		$ 1,812,500.00
39	2023/03/01	Principal	$ 31,250.00		$ 1,781,250.00
40	2023/04/01	Principal	$ 31,250.00		$ 1,750,000.00
41	2023/05/01	Principal	$ 31,250.00		$ 1,718,750.00
42	2023/06/01	Principal	$ 31,250.00		$ 1,687,500.00
43	2023/07/01	Principal	$ 31,250.00		$ l,656,250.00
44	2023/08/01	Principal	$ 31,250.00		$ l,625,000.00
45	2023/09/01	Principal	$ 31,250.00		$ 1,593,750.00
46	2023/10/01	Principal	$ 31,250.00		$ 1,562,500.00
47	2023/11/01	Principal	$ 31,250.00		$ 1,531,250.00
48	2023/12/01	Principal	$ 31,250.00		$ 1,500,000.00
49	2024/01/01	Principal	$ 31,250.00		$ 1,468,750.00
50	2024/02/01	Principal	$ 31,250.00		$ 1,437,500.00

Repayment Schedule	Schedule 6

51	2024/03/01	Principal	$ 31,250.00	$ 1,406,250.00
52	2024/04/01	Principal	$ 31,250.00	$ 1,375,000.00
53	2024/05/01	Principal	$ 31,250.00	$ 1,343,750.00
54	2024/06/01	Principal	$ 31,250.00	$ 1,312,500.00
55	2024/07/01	Principal	$ 31,250.00	$ 1,281,250.00
56	2024/08/01	Principal	$ 31,250.00	$ 1,250,000.00
57	2024/09/01	Principal	$ 31,250.00	$ 1,218,750.00
58	2024/10/01	Principal	$ 31,250.00	$ 1,187,500.00
59	2024/11/01	Principal	$ 31,250.00	$ 1,156,250.00
60	2024/12/01	Principal	$ 31,250.00	$ 1,125,000.00
61	2025/01/01	Principal	$ 31,250.00	$ 1,093,750.00
62	2025/02/01	Principal	$ 31,250.00	$ 1,062,500.00
63	2025/03/01	Principal	$ 31,250.00	$ 1,031,250.00
64	2025/04/01	Principal	$ 31,250.00	$ 1,000,000.00
65	2025/05/01	Principal	$ 31,250.00	$ 968,750.00
66	2025/06/0l	Principal	$ 31,250.00	$ 937,500.00
67	2025/07/01	Principal	$ 31,250.00	$ 906,250.00
68	2025/08/01	Principal	$ 31,250.00	$ 875,000.00
69	2025/09/01	Principal	$ 31,250.00	$ 843,750.00
70	2025/10/01	Principal	$ 31,250.00	$ 812,500.00
71	2025/11/01	Principal	$ 31,250.00	$ 781,250.00
72	2025/12/01	Principal	$ 31,250.00	$ 750,000.00
73	2026/01/01	Principal	$ 31,250.00	$ 718,750.00
74	2026/02/01	Principal	$ 31.250.00	$ 687,500.00
75	2026/03/01	Principal	$ 31,250.00	$ 656,250.00
76	2026/04/01	Principal	$ 31,250.00	$ 625,000.00
77	2026/05/01	Principal	$ 31,250.00	$ 593,750.00
78	2026/06/01	Principal	$ 31,250.00	$ 562,500.00
79	2026/07/01	Principal	$ 31,250.00	$ 531,250.00
80	2026/08/01	Principal	$ 31,250.00	$ 500,000.00
81	2026/09/01	Principal	$ 31,250.00	$ 468,750.00
82	2026/\0/01	Principal	$ 31,250.00	$ 437,500.00
83	2026/11/01	Principal	$ 31,250.00	$ 406,250.00
84	2026/12/01	Principal	$ 31,250.00	$ 375,000.00
85	2027/01/01	Principal	$ 31,250.00	$ 343,750.00
86	2027/02/01	Principal	$ 31,250.00	$ 312,500.00
87	2027/03/01	Principal	$ 31,250.00	$ 281,250.00
88	2027/04/01	Principal	$ 31,250.00	$ 250,000.00
89	2027/05/01	Principal	$ 31,250.00	$ 218,750.00
90	2027/06/01	Principal	$ 31,250.00	$ 187,500.00
91	2027/07/01	Principal	$ 31,250.00	$ 156,250.00
92	2027/08/01	Principal	$ 31,250.00	$ 125,000.00
93	2027/09/01	Principal	$ 31,250.00	$ 93,750.00
94	2027/10/01	Principal	$ 31,250.00	$ 62,500.00
95	2027/11/01	Principal	$ 31,250.00	$ 31,250.00
96	2027/12/01	Printipal	$ 31,250.00	$ 0.00

Atlantic Canada	Agence de
Opportunities	promotion économique
Agency	du Canada atlantique

Pre-authorized Debit (PAD) / Direct Deposit Authorization

Applicant Name:	Metamaterial Technologies Inc
ACOA Project Number:	211326

A- Pre-authorized Debits - Please attach a voided cheque and complete the following:

Name of Account Holder(s) (If different from above)

If you are not providing a voided cheque, please have the following information completed and confirmed by your financial institution:

Branch No.:	01793	Institution No.:	003

Account No.:	100-840-8
Name(s) of Account Holder(s):	Georgios Palikaras / Metamaterial Technologies Inc.
Financial Institution:	Royal Bank of Canada
Address:	202 Brownlow Ave., Suite 100
Dartmouth, B3B 1T5
Telephone No.:	902 421 8374

Signature of Financial Institution Official	Date

A II in fonnation obtained by the Atlantic Canada Opponunities Agency ( the Agency) will be treated in accordance with the Access to Information Act and the Prfracy Act.

B- Direct Deposit Authorization:
Progress and final payments of the contribution can be deposited directly in the above-mentioned bank account. Do you wish to take advantage of this service?

No	✓	Yes	If yes, Email Address:	george.palikaras@metamaterial.com

Dale modified: July 2014

Atlantic Canada	Agence de
Opportunities	promotion économique
Agency	du Canada atlantique

I/We hereby authorize the Agency to debit the bank account identified above, as per the repayment terms of the contribution agreement(s) and any subsequent amendments. If I/we have checked YES for the Direct Deposit it Service, I/we hereby authorize the Agency to credit the bank account identified above.

I/We hereby authorize the Agency to debit the bank account identified above with a service fee of $15.00 if a PAD is returned due to insufficient funds.

I/We may revoke my/our authorization at any time, subject to providing written notification from me/us of its change or termination. This notification must be received by the 15th day of the month prior to the next scheduled payment. To obtain a sample cancellation form, or for more information on my/our right to cancel a PAD agreement I/we may contact my/our financial institution or visit www.cdnpay.ca. I/we acknowledge that this cancellation does not terminate any obligation that I/we may have with the Agency.

I/we acknowledge that I/we must continue to make payments according to the contribution agreement by a method acceptable to the Agency until the contribution is repaid in full. Should I/we stop making payments, I/we will be in default of the contribution agreement(s).

I/We have certain recourse rights if any debit does not comply with this agreement. For example, I/we have the right to receive reimbursement for any debit that is not authorized or is not cons is tenth this PAD agreement. To obtain more information on my/our recourse rights, 1/we may contact my/our financial institution or visit www.cdnpay.ca.

03/29/18
Signature of Authorized Signing Officer(s)	Date

Signature of Authorized Signing Officer(s)	Date

ACOA Head Office	Newfoundland and Labrador Regional office
Blue Cross Centre, 3rd Floor	John Cabot Building, 11th Floor
644 Main Street	10 Barter’s Hill
PO Box 6051	PO Box 1060 STNC
Moncton, New Brunswick, Canada	St. John’s
E1C 9J8	Newfoundland and Labrador, Canada
(Courier Address: E1C 1E2)	A1C 5M5 (Courier Address: A1C 6M1)
General Enquiries: 506-851-2271	General Enquiries: 709-772-2751
Toll Free (In Canada and the Unites States); 1-800-561-7862	Facsimile: 709-772-2712
Facsimile: 506-851-7403	Toll Free: 1-800-668-1010

Nova Scotia Regional Office	Prince Edward Island Regional Office
1801 Hollis Street, Suite 700	Royal Bank Building, 3rd floor
PO Box 2284 STNC	100 Sydney Street
Halifax, Nova Scotia, Canada	PO Box 40
B3J 3C8 (Courier Address: B3J 3N4)	Charlottetown, Prince Edward Island, Canada
General Enquires: 902-426-8361	C1A 7K2 (Courier Address: C1A 1G3)
Facsimile: 902-426-2054	General Enquiries: 902-566-7492
Toll Free: 1-800-565-1228	Facsimile: 902-566-7098
Toll Free: 1-800-871-2596
New Brunswick Regional Office
570 Queen Street, 3rd Floor
PO Box 578
Fredericton, New Brunswick, Canada
E3B 5A6
(Courier Address: E3B 6Z6)
General Enquiries: 506-452-3184
Facsimile: 506-452-3285
Toll Free: 1-800-561-4030

Dale modified: July 2014